Filed pursuant to Rule 433

Registration Statement No. 333-180300-03

FINANCIAL PRODUCTS

FACT SHEET (T507/A)

Offering Period: March 23, 2015 – April 16, 2015

6 Year Coupon Digital Barrier Notes Linked to the S&P 500® Index and Russell 2000® Index

Product Terms

•	6-year Coupon Digital Barrier Notes linked to the performance of the S&P 500® Index and Russell 2000® Index.
•	Coupon payment of approximately 2.00%*.
•	If the Final Level is greater than the Knock-In Level, you will be entitled to receive the Fixed Payment Percentage.
•	If the Final Level is less than or equal to the Knock-In Level, you will be fully exposed to any depreciation in the Underlying.
•	Any payment on the securities is subject to our ability to pay our obligations as they become due.

Issuer:	Credit Suisse AG ("Credit Suisse"), acting through one of its branches
Trade Date:	Expected to be April 17, 2015.
Settlement Date:	Expected to be April 24, 2015.
Underlyings:	The S&P 500® Index and the Russell 2000® Index
Coupon Rate*:	Expected to be approximately 2.00% per annum, calculated on a 30/360 basis.
Coupon Payment Dates**:	Quarterly, beginning on July 24, 2015
Fixed Payment Percentage*:	Expected to be between 32.50% and 37.50%.
Knock-In Level*:	For each Underlying, approximately 70% of the Initial Level.
Knock-In Event:	Occurs if the Final Level is equal to or less than the Knock-In Level.
Initial Level:	For each Underlying, the closing level of the Underlying on the Trade Date.
Final Level:	For each Underlying, the closing level of the Underlying on the Valuation Date.
Redemption Amount:	Principal Amount x (1 + Underlying Return)
Underlying Return:	If (a) the Final Level of the Lowest Performing Underlying is greater than the Knock-In Level, then the Fixed Payment Percentage or (b) the Final Level of the Lowest Performing Underlying is less than or equal to the Knock-In Level, then: [(Final Level – Initial Level)/Initial Level].
Lowest Performing Underlying:	The Underlying with the lowest Underlying Return.
Valuation Date:	April 19, 2021
Maturity Date:	April 26, 2021
CUSIP:	22546VC46
* To be determined on the Trade Date. ** Please see the accompanying preliminary pricing supplement for the specific dates.

Certain Product Characteristics

•	If the Final Level is greater than the Knock-In Level, offers a Fixed Payment Percentage.
•	Coupon payment of approximately 2.00%*.
•	The Knock-In Level will be approximately 70%* of the Initial Level.

Hypothetical Returns at Maturity

Percentage Change from the Initial Level to the Final Level	Underlying Return (1)	Redemption Amount per $1,000 Principal Amount (1)(2)(3)
50%	35.00%	$1,350
40%	35.00%	$1,350
30%	35.00%	$1,350
20%	35.00%	$1,350
10%	35.00%	$1,350
0%	35.00%	$1,350
-10%	35.00%	$1,350
-20%	35.00%	$1,350
-30%	-30.00%	$700
-40%	-40.00%	$600
-50%	-50.00%	$500

(1)	Assumes a Fixed Payment Percentage of 35.00%* (the midpoint of the expected range) (to be determined on Trade Date).
(2)	The hypothetical Redemption Amounts set forth above are for illustrative purposes only and may not be the actual returns applicable to you. The numbers appearing in the table have been rounded for ease of analysis.
(3)	Does not include expected coupon payments on the securities.

Certain Product Risks

•	Your investment may result in a loss of up to 100% of the principal amount. The Redemption Amount will be less than the principal amount if the Final Level is less than or equal to the Knock-In Level. In such case, you will be fully exposed to any depreciation in the Underlying.
•	The value of the securities and the payment of any amount due on the securities, including coupon payments, are subject to the credit risk of Credit Suisse.
•	The return on the securities is affected by the Final Level of the Lowest Performing Underlying and the occurrence of a Knock-In Event.
•	The Redemption Amount will be based on the Underlying Return of the Lowest Performing Underlying and, therefore, you will not benefit from the performance of any other Underlying.
•	The securities are exposed to the risk fluctuations in the level of the Underlyings to the same degree for each Underlying.

(See “Additional Risk Considerations” on the next page.)

FINANCIAL PRODUCTS

FACT SHEET

Offering Period: March 23, 2015 – April 16, 2015

6 year Coupon Digital Barrier Notes

Additional Risk Considerations

•	Prior to maturity, costs such as concessions and hedging may affect the value of the securities.
•	Credit Suisse currently estimates that the value of the securities on the Trade Date will be less than the price you pay for the securities, reflecting the deduction of underwriting discounts and commissions and other costs of creating and marketing the securities.
•	Liquidity – The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Many factors, most of which are beyond the control of the Issuer, will influence the value of the securities and the price at which the securities may be purchased or sold in the secondary market. For example, the creditworthiness of the Issuer, including actual or anticipated downgrades to the Issuer’s credit ratings, may be a contributing factor.
•	Potential Conflicts – We and our affiliates play a variety of roles in connection with the issuance of the securities including acting as calculation agent and as agent of the issuer of the securities, hedging our obligations under the securities and determining the estimated value of the securities. The agent for this offering, Credit Suisse Securities (USA) LLC (“CSSU”), is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any discretionary account without prior written approval of the customer.
•	The securities will be affected by a number of economic, financial, political, regulatory and judicial factors that may either offset or magnify each other.
•	As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions with respect to the equity securities comprising the Underlyings.

The risks set forth in the section entitled “Certain Product Risks” on the preceding page and this section “Additional Risk Considerations” are only intended as summaries of some of the risks relating to an investment in the securities. Prior to investing in the securities, you should, in particular, review the “Certain Product Risks” and “Additional Risk Considerations” sections herein, the “Selected Risk Considerations” section in the preliminary pricing supplement and the “Risk Factors” section in the product supplement, which set forth risks related to an investment in the securities.

Additional Information

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced. We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

This document is a summary of the terms of the securities and factors that you should consider before deciding to invest in the securities. Credit Suisse has filed a registration statement (including preliminary pricing supplement, underlying supplement, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this offering summary relates. Before you invest, you should read this summary together with the Preliminary Pricing Supplement dated March 23, 2015, Underlying Supplement dated July 29, 2013, Product Supplement No. U-I dated March 23, 2012, Prospectus Supplement dated March 23, 2012 and Prospectus, as amended by the Post-Effective Amendment to the Registration Statement filed on April 17, 2015, to understand fully the terms of the securities and other considerations that are important in making a decision about investing in the securities. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse, any agent or any dealer participating in this offering will arrange to send you the preliminary pricing supplement, underlying supplement, product supplement, prospectus supplement and prospectus if you so request by calling toll-free 1-(800)-221-1037.

This fact sheet is a general description of the terms of the offering. Please see the full description in the applicable preliminary pricing supplement:
https://www.sec.gov/Archives/edgar/data/1053092/000095010315003025/dp55346_424b2-t507a.htm

You may access the underlying supplement, product supplement, prospectus supplement and prospectus on the SEC website at www.sec.gov or by clicking on the hyperlinks to each of the respective documents incorporated by reference in the preliminary pricing supplement.